News From
REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

FOR IMMEDIATE RELEASE
Federal Signal to acquire PIPS Technology
Tightens strategic focus: expands public safety and security solutions portfolio and considers strategic alternatives for tooling business
Oak Brook, Ill., — August 6, 2007— Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being, today announced the acquisition of PIPS Technology, a privately-held developer and manufacturer of automatic license plate recognition (ALPR) systems. The cash purchase price of $115 million was financed using existing cash balances and funds available under the Company’s revolving credit facility.
PIPS Technology, with offices in Hampshire, United Kingdom, and Knoxville, Tenn., is a global leader in the design and manufacture of ALPR systems and optical character recognition software. ALPR solutions are used in control and surveillance applications in markets such as traffic and tolling, law enforcement, public safety and access control. ALPR-enabled cameras are used on emergency vehicles and mounted on stationary support structures at access entry and tolling points to capture license plate details for tolling, congestion zone charging and law enforcement purposes.
Federal Signal President and chief executive officer Robert D. Welding stated, “This acquisition fits tightly with our plans to significantly expand our market-leading set of public safety and security solutions for emergency managers, first responders and law enforcement agencies. Under Alan Sefton’s leadership, PIPS has built a commanding position in the U.K. and other European markets, and has established a technology leadership position in the developing U.S. market. Federal Signal is uniquely positioned to accelerate the technology deployment in the US, as municipal and homeland security initiatives will increasingly deploy license plate recognition technology. ALPR is also used for enforcing congestion tolling systems in city centers, and for the nation’s expanding toll road networks. The growth rate for this technology should approach 20% per annum for the next several years.”
“The PIPS transaction, together with the recent Codespear and Riverchase acquisitions, underscores a tightening of our strategic focus as we move closer to our vision of becoming the global leader in advancing security and well-being for communities and workplaces around the world. Consistent with our stated plan of shifting our investment base to our higher-growth security and well-being portfolio, we have recently engaged an investment bank to help us explore divestiture alternatives for our non-strategic industrial tooling assets,” added Welding.
PIPS will be immediately integrated into Federal Signal’s Safety and Security Systems Group, reporting to David R. McConnaughey, and the license plate recognition technology will be leveraged across Federal Signal’s enterprise-wide portfolio.
Federal Signal estimates the transaction to be immediately accretive, and add approximately $.05-.07 per share to 2008 earnings.
Federal Signal will host a conference call on Monday, August 6, 2007, at 4 p.m., Eastern time, to update investors on the PIPS acquisition. You may listen to the conference call and view the slide presentation over the Internet through http://www.federalsignal.com. If you are unable to listen to the live broadcast, a replay will be accessible from the company website shortly after the call.

About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. In addition, the company operates consumable industrial tooling businesses. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com
INVESTOR CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com
MEDIA CONTACT: John Segvich, +1.630.954.2000, jsegvich@federalsignal.com
This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.
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